Chord Energy Appoints Susan Cunningham Chair of the Board of Directors and Announces Darrin Henke as New Chief Operating Officer
Cunningham to Succeed Lynn A. Peterson, Who Will Retire from the Board at Year-End,
Reducing Board Size to Nine Members
Henke to Succeed Chip Rimer, Who Will Retire on January 12, 2024
Houston, Texas — December 27, 2023 — Chord Energy Corporation (NASDAQ: CHRD) (“Chord”, “Chord Energy” or the “Company”) today announced the appointment of Susan Cunningham as Independent Chair of Chord Energy’s Board of Directors, effective January 1, 2024. Lynn A. Peterson is scheduled to retire as the Executive Chair of Chord Energy’s Board of Directors on December 31, 2023, which will reduce the Board size to nine members. The Company also announced the appointment of Darrin Henke to Executive Vice President and Chief Operating Officer, effective January 2, 2024. Chip Rimer, Chord’s current Executive Vice President and Chief Operating Officer, will retire on January 12, 2024.
Board of Directors
Ms. Cunningham has served as a member of the Chord Board of Directors since July 2022 and currently chairs the Board’s Environmental, Social, and Governance (ESG) Committee while also serving on the Board’s Compensation and Human Resources Committee. She has more than 35 years of oil and gas industry experience, beginning her career holding a variety of positions at Texaco U.S.A., Statoil Energy, Inc., and Amoco Corporation. She went on to serve at Noble Energy, Inc., as Senior Vice President of Gulf of Mexico, West Africa and Frontier Ventures, and business innovation. From 2014 to 2017, Ms. Cunningham served as Executive Vice President, EHSR and New Frontiers, for Noble. She holds a bachelor’s degree in Geology and Physical Geography from McMaster University in Ontario, Canada. She completed an advanced management program through Rice University’s Office of Executive Development as well. Ms. Cunningham also serves as a board member at Enbridge, one of the largest midstream companies in North America.
“Susan is an accomplished leader with extensive experience in the energy industry, E&P operations, Environmental Health and Safety, and Sustainability,” said Lynn A. Peterson, retiring Executive Chair for Chord Energy. “I am confident that Susan, with her proven track record, will continue to help guide Chord in the evolving energy landscape. The entire Board looks forward to working closely with her as Chair to strategically position Chord for continued success.”
Susan Cunningham, incoming Board Chair for Chord Energy, remarked, “I’m honored to serve as Independent Chair of Chord Energy’s Board of Directors and am excited to work with the other directors and company management to continue delivering value for Chord’s shareholders. On behalf of the Board, I would also like to thank Lynn for his outstanding leadership and commitment to Chord. Lynn was a pioneer in the shale revolution and helped transform the Williston into one of the premier U.S. energy basins. The Board and Chord Energy have benefited from Lynn’s decades of industry leadership and contributions which have put the company in a strong position for continued success.”
Executive Leadership
Mr. Henke has over 30 years of upstream oil and gas experience. He has held numerous leadership roles with multiple entities including Gary Permian & Gary Petroleum Partners, LLC, Encana Corp, and Burlington Resources. Mr. Henke was most recently President and CEO of Ranger Oil Corporation, which was acquired by Baytex Energy earlier this year. He holds a Bachelor of Science in Mechanical Engineering from Texas Tech. Mr. Henke also completed an advanced management program through Duke University’s Fuqua School of Business.
“We are excited to welcome Darrin to Chord’s executive leadership team,” said Danny Brown, President and CEO of Chord Energy. “He is a proven leader who will continue our focus on safe and efficient operations while delivering competitive returns. Darrin’s track record of operational excellence, strong financial results and cultural collaboration makes him a great fit with the Chord team.”

Mr. Brown continued, “On behalf of Chord Energy, I’d also like to extend our gratitude and best wishes to Chip and his family. Chip is a tremendous leader who has devoted over 40 years to the industry. Chord has greatly benefited from his operational experience, safety-first mindset and commercial acumen.”
Additional information about the Company and its governance practices is available at www.chordenergy.com and in Chord’s annual proxy statement.
About Chord Energy
Chord Energy Corporation is an independent exploration and production company with quality and sustainable long-lived assets in the Williston Basin. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company’s website at www.chordenergy.com.

Contact:
Chord Energy Corporation
Danny Brown, President and Chief Executive Officer
Michael Lou, Executive Vice President and Chief Financial Officer
Bob Bakanauskas, Managing Director, Investor Relations
(281) 404-9600
ir@chordenergy.com
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